UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 11, 2017

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2017, John D. Thomas informed Cubic Corporation (the “Company”) that as part of his transition to retirement, he intends to step down from his position as Executive Vice President and Chief Financial Officer of the Company, on October 1, 2017, when his successor assumes that position.

The Company has entered into an employment transition agreement with Mr. Thomas pursuant to which Mr. Thomas will assume an executive advisor position from October 1, 2017 through October 1, 2018, at his current commitment and compensation levels.  Mr. Thomas will continue to vest in his existing time-based and performance-based restricted stock units through October 1 2018. At the time of his employment separation on October 1, 2018, Mr. Thomas will begin receiving separation pay in the total amount of $535,000, which will be paid in equal biweekly installments over the course of the following 12 months.  Following his employment separation, Mr. Thomas has agreed to remain available for as-needed consulting services for a period of one year, through October 1, 2019.  The separation payments being provided to Mr. Thomas will be in lieu of his rights under the Company’s severance policy, in return for his continued loyalty to the Company, limited consulting advice, and a general release of claims.

The foregoing description is qualified in its entirety by reference to the full text of the separation agreement entered into with Mr. Thomas, a copy of which is expected to be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2017	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary